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                                                                Exhibit No. 10.2


November 15, 2002

Mr. Eric N. Rubino
3400 Greene Countrie Drive
Newtown Square, PA 19073


Dear Eric:

Neoware is pleased to offer you the position of Chief Operating Officer, reporting to me. In your capacity as COO, you will be responsible for Neoware's Operations, Engineering, Human Resources, Administration, and Product Marketing functions.

The base salary for this position is $7692.31 payable every two weeks, and you will be eligible for four weeks of vacation annually. Because we believe that all employees should work toward the same goals and benefit from the Company's success, Neoware will grant to you options to purchase 140,000 shares of stock in the Company with an exercise price equal to the closing price on your date of hire, as detailed herein and in your Stock Option Agreement. These will consist of a combination of ISO and non-qualified options, which are ten-year options, and will vest over four years, with twenty-five percent of the options vesting on each of the first four anniversaries subsequent to your start date. As we discussed, we expect your first date of employment to be December 9, 2002.

In addition to your base salary, you will be eligible for an executive bonus of up to $100,000 annually based upon the Company meeting its quarterly and annual revenue and profitability goals, as determined by Neoware's CEO and its Compensation Committee. This annual executive bonus amount can be doubled at the option of the Compensation Committee should the Company significantly exceed its goals. These goals may be adjusted from time to time at the discretion of the Company's CEO and Compensation Committee.

You understand that this letter is not an employment agreement, and that you are an employee at will. This means that employment and compensation can be terminated with or without "cause," and with or without notice, at any time, at the option of either Neoware or you, except as otherwise provided by law. Should you not be offered employment, for any reason other than for "cause" (as defined below) by the Company's successor upon a "change in control" (as defined below) of the Company, (a) Neoware will continue to pay your base salary for a period of nine months from the date of termination and (b) your options to purchase 140,000 shares of Neoware Common Stock shall become fully exercisable. For the purposes of this offer letter, "cause" shall mean your termination only upon:
(A) your continued neglect of such assigned duties and responsibilities as shall be consistent with the terms of this letter or your responsibilities after receipt of a written warning of specific deficiencies and your failure to cure said deficiencies within thirty (30) days; or (B) your engaging in willful misconduct which is demonstrably injurious to Neoware; or (C) your committing a felony or an act of fraud against or the misappropriation of property belonging to Neoware; or (D) your breaching in any material respect the terms of your Non-Solicitation Agreement and Confidentiality Agreement, and "change in control" shall have the meaning set forth in Section 14 of the Company's 1995 Stock Option Plan. A copy of the plan is attached hereto.







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In connection with this offer of employment, you agree to sign Neoware's standard non-disclosure and non-solicitation agreement at the time of your acceptance of this offer, which is attached.

We are very excited about the possibility of you joining Neoware as Chief Operating Officer, and believe that you'll be a great asset to the Company in this position as we continue to build our business

Please feel free to contact me with any questions.


Very truly yours,

/S/Michael Kantrowitz
---------------------
Michael Kantrowitz
Chairman, President and CEO
Neoware Systems, Inc.

Accepted:

/S/Eric N. Rubino
-----------------
Eric N. Rubino

Date: December 9, 2002








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